Exhibit 5.1

Stoll Keenon Ogden PLLC

2000 PNC Plaza

500 W. Jefferson Street

Louisville, Kentucky

June 27, 2008

Gold Ribbon Bio Energy Holdings Inc.

101 E. Industrial Drive

Sedgwick, Kansas 67135

RE:	Registration Statement on Form S-1

Dear Members of the Board of Directors:

This letter is in response to your request for our opinion in connection with the Registration Statement on Form S-1 under the Securities Act of 1933, as amended, of Gold Ribbon Bio Energy Holdings Inc. (the “Corporation”) covering an aggregate of 16,332,960 Common Shares, $0.01 par value (the “Shares”), and 3,986,000 Common Stock Purchase Warrants (the “Warrants”). We have examined the following documents of the Corporation:

1.	Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on August 29, 2007;

2.	Bylaws of the Corporation;

3.	Common Stock Purchase Warrant Agreement between the Corporation and Registrar and Transfer Company;

4.	Stock Purchase Agreement and Plan of Reorganization (“Stock Purchase Agreement”) between the Corporation and Monogenesis Corporation;

5.	Resolutions of the Corporation reflecting various actions by the board of directors and shareholders thereof; and

6.	Such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.

We have assumed the genuineness of the signatures on all documents renewed and the authenticity of such documents and that the documents submitted to us as copies conform to the originals. We have relied on certificates of public officials and upon certificates of the officers and directors of the Corporation as to factual matters.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations stated herein, we are of the opinion that when the Stock Purchase Agreement and the

Gold Ribbon Bio Energy Holdings Inc.

June 27, 2008

Warrant Agreement have been duly executed and delivered and certificates representing the Shares and the Warrants, in the forms of the specimen certificates filed as exhibits to the Registration Statement, have been executed by an authorized officer of the transfer agent and registrar for the Shares and the Warrants and registered by such transfer agent and registrar, and have been delivered upon payment in full as provided by the Board of Directors of the Corporation and as contemplated by the Stock Purchase Agreement, (i) the Shares will have been duly authorized and validly issued and will be fully paid and non-assessable; (ii) the Warrants will constitute legal and binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or otherwise affecting creditors’ rights and to general equity principles, and will be legally and validly issued and fully paid and non-assessable; and (iii) that with respect to the Shares to be issued upon the exercise of the Warrants, upon the valid exercise of the Warrants, the Shares will be legally and validly issued and fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

(A) We express no opinion as to the laws of any jurisdiction other the General Corporation Law of the State of Delaware. As used in this letter, “General Corporation Law of the State of Delaware” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

(B) This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond those expressly set forth herein. We undertake no, and disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein.

We expressly consent to the reference to us in the section of the Registration Statement entitled “Legal Matters” and to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Sincerely,

Stoll Keenon Ogden PLLC